Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES REPORTS
SECOND QUARTER DILUTED EPS OF $1.24

Dayton, Ohio, (August 25, 2016) -- REX American Resources Corporation (NYSE: REX) today reported financial results for its fiscal 2016 second quarter (“Q2 ’16”) ended July 31, 2016. REX management will host a conference call and webcast today at 11:00 a.m. ET. to review the results.

Conference Call:	(303) 223-2697

Webcast / Replay URL:	www.rexamerican.com/Corp/Page4.aspx
The webcast will be available for replay for 30 days

REX American Resources’ Q2 ’16 results principally reflect its interests in six ethanol production facilities. The operations of One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) are consolidated, while those of its four remaining plants are reported as equity in income of unconsolidated ethanol affiliates. During the fiscal 2015 second quarter the Company sold its interest in Patriot Holdings, LLC (“Patriot”). As such, subsequent to June 1, 2015, equity in income of unconsolidated ethanol affiliates includes contributions from four ethanol production facilities, compared with five in the comparable year-ago period.

REX’s Q2 ’16 net sales and revenue were $115.7 million, compared with $113.5 million in Q2 ’15, principally reflecting volume increases in ethanol and dried distillers grains (“DDG”), which was partially offset by a decrease in their average selling prices. Primarily due to the decrease in DDG pricing and year-over-year increase in grain costs, the Company’s Q2 ’16 gross profit was $17.3 million, compared with $18.3 million in the prior year period.

Equity in income of unconsolidated ethanol affiliates in Q2 ’16 was $1.2 million, compared with $5.1 million in Q2 ’15, partially as a result of a $2.5 million pre-tax contribution from the Company’s interest in Patriot that did not recur this quarter. In addition, during the year ago period the Company recorded a $10.4 million pre-tax gain related to the June 2015 sale of its 26.6% interest in Patriot. Reflecting the factors above, income before income taxes and non-controlling interests in Q2 ’16 totaled $13.5 million, compared with $27.4 million in Q2 ’15. Excluding Patriot’s Q2 ’15 contribution to income of unconsolidated ethanol affiliates, REX’s gain on the sale of its interest in Patriot and related items, income before income taxes and non-controlling interests in Q2 ’15 totaled $15.4 million versus the aforementioned $13.5 million in the current year.

Net income attributable to REX shareholders in Q2 ’16 was $8.2 million, compared with $16.4 million in Q2 ’15, while Q2 ’16 diluted net income per share attributable to REX common shareholders was $1.24 per share, compared to $2.16 per share in Q2 ’15.

-more-

REX American Resources Q2’ 16 Results, 8/25/16	page 2

Per share results in Q2 ’16 and Q2 ’15 are based on 6,586,000 and 7,580,000 diluted weighted average shares outstanding, respectively.

REX Chief Executive Officer, Zafar Rizvi, commented, “Industry fundamentals improved during the second quarter and our employees did a great job efficiently operating and increasing the production at our ethanol plants, leading to a 5% increase in the number of gallons of ethanol sold during the quarter. In addition, during the quarter we neared the completion of our capital investment projects to further expand production at our consolidated plants which will leave us better positioned for future ethanol demand.”

Balance Sheet

At July 31, 2016, REX had cash and cash equivalents of $134.7 million, $63.5 million of which was at the parent company and $71.2 million of which was at its consolidated ethanol production facilities. This compares with cash and cash equivalents of $135.8 million at January 31, 2016, $57.2 million of which was at the parent company and $78.6 million of which was at its consolidated ethanol production facilities.

The Company is currently authorized to repurchase up to an additional 155,334 shares of common stock and has 6,582,029 shares outstanding.

The following table summarizes select data related to the Company’s consolidated alternative energy interests:

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2016	2015	2016	2015
Average selling price per gallon of ethanol	$1.49	$1.50	$1.41	$1.46

Average selling price per ton of dried distillers grains	$134.81	$169.31	$130.12	$156.16

Average selling price per pound of non-food grade corn oil	$0.29	$0.28	$0.27	$0.28

Average selling price per ton of modified distillers grains	$56.60	$73.95	$58.54	$78.48

Average cost per bushel of grain	$3.73	$3.64	$3.63	$3.65

Average cost of natural gas (per mmbtu)	$2.71	$3.42	$2.96	$4.13

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REX American Resources Q2’ 16 Results, 8/25/16	page 3

Supplemental Data Related to REX’s Alternative Energy Interests:

REX American Resources Corporation Ethanol Ownership Interests/Effective Annual Gallons Shipped as of July 31, 2016 (gallons in millions)
Entity	Trailing Twelve Months Gallons Shipped	Current REX Ownership Interest	REX’s Current Effective Ownership of Trailing Twelve Month Gallons Shipped
One Earth Energy, LLC (Gibson City, IL)	117.0	75.0%	87.8
NuGen Energy, LLC (Marion, SD)	121.1	99.5%	120.5
Big River Resources West Burlington, LLC (West Burlington, IA)	107.7	9.7%	10.4
Big River Resources Galva, LLC (Galva, IL)	125.0	9.7%	12.1
Big River United Energy, LLC (Dyersville, IA)	126.1	5.4%	6.8
Big River Resources Boyceville, LLC (Boyceville, WI)	57.9	9.7%	5.6
Total	654.8	n/a	243.2

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 655 million gallons of ethanol over the twelve month period ended July 31, 2016. REX’s effective ownership of the trailing twelve month gallons shipped (for the twelve months ended July 31, 2016) by the ethanol production facilities in which it has ownership interests was approximately 243 million gallons. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the impact of legislative changes, the price volatility and availability of corn, dried and modified distillers grains, ethanol, corn oil, gasoline and natural gas, ethanol plants operating efficiently and according to forecasts and projections, changes in the international, national or regional economies, weather, the effects of terrorism or acts of war and the impact of Internal Revenue Service audits. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:

Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
(937) 276-3931	(212) 835-8500
rex@jcir.com

- statements of operations follow -

REX American Resources Q2’ 16 Results, 8/25/16	page 4

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2016	2015	2016	2015
Net sales and revenue	$115,707	$113,480	$215,929	$218,677
Cost of sales	98,423	95,204	190,223	191,274
Gross profit	17,284	18,276	25,706	27,403
Selling, general and administrative expenses	(5,206)	(6,456)	(9,233)	(10,909)
Equity in income of unconsolidated ethanol affiliates	1,186	5,063	1,419	6,543
Gain on sale of investment	-	10,385	192	10,385
Gain on disposal of property and equipment, net	185	12	185	495
Interest and other income	97	107	257	325
Income before income taxes	13,546	27,387	18,526	34,242
Provision for income taxes	(4,517)	(8,676)	(6,031)	(11,092)
Net income	9,029	18,711	12,495	23,150
Net income attributable to non-controlling interests	(853)	(2,344)	(1,481)	(2,856)
Net income attributable to REX common shareholders	$8,176	$16,367	$11,014	$20,294

Weighted average shares outstanding – basic and diluted	6,586	7,580	6,590	7,737

Basic and diluted net income per share attributable to REX common shareholders	$1.24	$2.16	$1.67	$2.62

REX American Resources Q2’ 16 Results, 8/25/16	page 5

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(in thousands) Unaudited

	July 31, 2016	January 31, 2016
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$134,651	$135,765
Restricted cash	110	54
Accounts receivable	15,833	13,666
Inventory	23,633	17,178
Refundable income taxes	1,562	5,254
Prepaid expenses and other	6,956	6,407
Deferred taxes-net	1,036	1,036
Total current assets	183,781	179,360
Property and equipment-net	189,006	189,976
Other assets	6,395	6,642
Equity method investments	38,622	38,707
TOTAL ASSETS	$417,804	$414,685
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable – trade	$7,056	$10,212
Accrued expenses and other current liabilities	8,346	9,423
Total current liabilities	15,402	19,635
LONG TERM LIABILITIES:
Deferred taxes	38,304	38,304
Other long term liabilities	1,158	987
Total long term liabilities	39,462	39,291
COMMITMENTS AND CONTINGENCIES
EQUITY:
REX shareholders’ equity:
Common stock, 45,000 shares authorized, 29,853 shares issued at par	299	299
Paid in capital	145,721	144,844
Retained earnings	486,888	475,874
Treasury stock, 23,270 and 23,204 shares, respectively	(313,849)	(309,754)
Total REX shareholders’ equity	319,059	311,263
Non-controlling interests	43,881	44,496
Total equity	362,940	355,759
TOTAL LIABILITIES AND EQUITY	$417,804	$414,685

- statements of cash flows follow -

REX American Resources Q2’ 16 Results, 8/25/16	page 6

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Condensed Statements of Cash Flows

(in thousands) Unaudited

	Six Months Ended July 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,495	$23,150
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, impairment charges and amortization	9,748	9,430
Income from equity method investments	(1,419)	(6,543)
Gain on disposal of real estate and property and equipment	(185)	(495)
Dividends received from equity method investments	1,504	5,638
Gain on sale of investment	(192)	(10,385)
Deferred income tax	-	(8,644)
Stock based compensation expense	40	10
Changes in assets and liabilities:
Accounts receivable	(4,250)	(2,754)
Inventories	(6,455)	(5,188)
Other assets	2,989	192
Accounts payable-trade	(3,087)	261
Other liabilities	169	(2,110)
Net cash provided by operating activities	11,357	2,562
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(9,334)	(5,865)
Restricted cash	(56)	(203)
Restricted investments and deposits	409	250
Proceeds from sale of investment	2,275	45,476
Proceeds from sale of property and equipment	1,028	1,935
Other	12	12
Net cash (used in) provided by investing activities	(5,666)	41,605
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend payments to and purchases of stock from non-controlling interests	(2,096)	(507)
Treasury stock acquired	(4,709)	(43,250)
Net cash used in financing activities	(6,805)	(43,757)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,114)	410
CASH AND CASH EQUIVALENTS-Beginning of period	135,765	137,697
CASH AND CASH EQUIVALENTS-End of period	$134,651	$138,107
Non cash investing activities – Accrued capital expenditures	$1,350	$370
Non cash financing activities – Accrued treasury stock repurchases	$-	$2.938
Non cash financing activities – Equity awards issued	$1,095	$-

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